Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Statement by Experts” in the Shell Company Report (Form 20-F) of NorthStar Earth & Space Enterprises, Inc. and to the incorporation by reference therein of our report dated May 14, 2026 with respect to the consolidated financial statements of NorthStar Earth & Space Inc. for the years ended December 31, 2025 and 2024 included in the Registration Statement (Form F-4) and related Proxy Statement and Prospectus of Viking Acquisition Corp. I.

/s/ Ernst & Young LLP

Montreal, Canada

October 7, 2026